Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-220302

Giggles N’ Hugs to Host Investor Education Session at its Topanga Location on Wednesday February 21 to Discuss Rights Offering

GlobeNewswire•February 15, 2018

Los Angeles, Feb. 15, 2018 (GLOBE NEWSWIRE) —

Los Angeles, CA (February xx, 2017) – Giggles N’ Hugs, Inc. (GIGL),owner and operator of family-friendly restaurants that bring together high quality organic food with active play and entertainment for children, today announced that it will be hosting an Investor Education Session at its Topanga Mall location on Wednesday, February 21, 2018, from 11:00 a.m. to 2:00 p.m. PST. If interested in attending in person, please RSVP at investors@gigglesnhugs.com as space is limited.

If you are unable to attend, an online presentation and live Q&A session will take place on the same day at 1:00 p.m. PST at www.RedChip.com.

The rights offering will be made pursuant to the Company’s effective registration statement on Form S-1 (Reg. No. 333-220302) on file with the U.S. Securities and Exchange Commission (the “SEC”). The registration statement was declared effective by the SEC on February 12, 2018. The offering can be made only by a final prospectus. Investors should consider investment objectives, risks, charges, and expenses carefully before investing. The prospectus included in the registration statement contains this and additional information about the Company and the rights offering, and rights holders should carefully read the prospectus before exercising their rights and investing. The prospectus may be obtained on the SEC website by clicking on the following link:

https://www.sec.gov/Archives/edgar/data/1381435/000149315218002178/form424b3.htm.

Requests for copies of the prospectus may be directed to Mackenzie Partners at (800) 322-2885 or rightsoffer@mackenziepartners.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The completion of the rights offering remains subject to the satisfaction of certain conditions, and Giggles N’ Hugs reserves the right to terminate the rights offering at any time prior to the expiration date of the rights offering, including prior to the rights distribution or the commencement of the rights offering.

About Giggles N’ Hugs

Giggles N’ Hugs is a unique restaurant that brings together high- quality organic food with active play and entertainment for children. Every Giggles N’ Hugs location offers an upscale, family-friendly atmosphere with a dedicated play area that appeals to children 10 and younger. We feature high-quality menus made from fresh and local foods, nightly entertainment such as magic shows, concerts, puppet shows and face painting, and hugely popular party packages for families that want to do something special.

Forward Looking Statements:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

INFORMATION AGENT:

Mackenzie Partners, Inc.

(800)322-2885

rightsoffer@mackenziepartners.com

INVESTORS RELATIONS CONTACT:

Bruce Haase

RedChip Companies, Inc.
800.733.2447, ext. 131
bruce@redchip.com

PUBLIC RELATIONS CONTACT:

dOMAIN Los Angeles

7961 W 3rd Street, 2nd Floor

Los Angeles, CA 90048

323-549-0012

Joey Parsi - Founder/CEO

Giggles N Hugs

Joey@gigglesnhugs.com

http://www.gigglesnhugs.com/